Exhibit 10.14

FORM
(RSU Award – EQUITY ELECTION)

MGM RESORTS INTERNATIONAL
RESTRICTED STOCK UNITS AGREEMENT

No. of Restricted Stock Units:

This Agreement (including its Exhibit, the “Agreement”) is made by and between MGM Resorts International, a Delaware corporation (the “Company”), and                                       (the “Participant”) with an effective date of                      (the “Effective Date”).

RECITALS

A. The Board of Directors of the Company (the “Board”) has adopted the Company’s 2005 Omnibus Incentive Plan, as amended (the “Plan”), which provides for the granting of Restricted Stock Units (as that term is defined in Section 1 below) to selected service providers. Capitalized terms used and not defined in this Agreement shall have the same meanings as in the Plan.

B. The Compensation Committee of the Board (the “Committee”) has authorized the grant of Restricted Stock Units to the Participant pursuant to the terms of the Plan and this Agreement.

C. The Committee and the Participant intend that the Plan and this Agreement constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any employment agreement between the Participant and the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) whether previously entered into, currently effective or entered into in the future) which relate to the subject matter hereof.

Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Definitions.

1.1 “Code” means the Internal Revenue Code of 1986, as amended.

1.2 “Employer” means the Company, the Subsidiaries and any Parent and affiliated companies.

1.3 “Fair Market Value” means the closing price of a share of Stock reported on the New York Stock Exchange (“NYSE”) or other applicable established stock exchange or over the counter market on the applicable date of determination, or if no closing price was reported on such date, the first trading day immediately preceding the applicable date of determination on which such a closing price was reported. In the event shares of Stock are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

1.4 “Parent” means a parent corporation as defined in Section 424(e) of the Code.

1.5 “Restricted Stock Unit” means an award granted to a Participant pursuant to Article 8 of the Plan, except that no shares of Stock are actually awarded or granted to the Participant on the date of grant.

1.6 “Section 409A” means Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable.

1.7 “Stock” means the Company’s common stock, $.01 par value per share.

1.8 “Subsidiary” means a subsidiary corporation of the Company as defined in Section 424(f) of the Code or corporation or other entity, whether domestic or foreign, in which the Company has or obtains a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2. Grant to Participant. The Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, an award of                      Restricted Stock Units. Except as otherwise set forth in the Plan or this Agreement, (i) each Restricted Stock Unit represents the right to receive one (1) share of Stock upon vesting of such Restricted Stock Units, and (ii) unless and until the Restricted Stock Units have vested in accordance with the terms of this Agreement, the Participant shall not have any right to delivery of the shares of Stock underlying such Restricted Stock Units or any other consideration in respect thereof. In no event will any Stock be delivered pursuant to this Agreement after December 31, 2020. If a Participant’s salary is reduced at any time between the first day of the pay period covered by the first paycheck the Participant receives following April 10, 2020 and the date the RSUs vest, then a number of RSUs will be automatically forfeited on the date of such salary reduction based on the following formula: (i) the gross amount of the Participants actual compensation reduction between the first day of the pay period covered by the first paycheck through the vesting date multiplied by the Participant’s election percentage as set forth in their Election Form, divided by (ii) the grant date value of the stock subject to the RSUs, rounded to the nearest whole share.

3. Terms and Conditions.

3.1 Vesting Schedule. Subject to Section 3.2, the Restricted Stock Units shall vest and be paid on the date of the Participant’s last paycheck on or prior to December 31, 2020 (the “Vesting Date”).

3.2 Vesting at Termination. Upon termination of employment with the Employer for any reason prior to the Vesting Date, Participant shall be paid a pro rata portion of the Restricted Stock Units on the termination date, calculated as the total number of RSUs granted pursuant to this Agreement multiplied by a fraction, the numerator of which is the number of days between the first day of the pay period covered by the first paycheck the Participant received following April 10, 2020 and the termination date, and the denominator of which is the total number of days through the last day of the final pay period before the Vesting Date.

3.3 Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion, of the Participant’s unvested Restricted Stock Units at any time, subject to the terms of the Plan and this Agreement. If so accelerated, the Restricted Stock Units will be considered as having vested as of the date specified by the Committee or an applicable written agreement but the Committee will have no right to accelerate any payment under this Agreement if such acceleration would cause this Agreement to fail to comply with Section 409A.

3.4 Stockholder Rights and Dividend Equivalents.

(i)Participant will have no rights as a stockholder with respect to any shares of Stock subject to Restricted Stock Units until the Restricted Stock Units have vested and shares of Stock relating thereto have been issued and recorded on the records of the Company or its transfer agent or registrars.

(ii)Notwithstanding the foregoing, each Restricted Stock Unit shall accrue dividend equivalents with respect to dividends that would otherwise be paid on the Stock underlying such Restricted Stock Unit during the period from the date of grant to the date such Stock is delivered.  Any such dividend equivalent shall be deemed reinvested in additional full and fractional Restricted Stock Units immediately upon the related dividend’s payment date, based on the then-current Fair Market Value, and shall be subject to the same vesting, settlement and other conditions applicable to the Restricted Stock Unit on which such dividend equivalent is paid.  Any fractional shares shall be paid in cash upon the vesting of such Restricted Share Units.

3.5 Limits on Transferability. The Restricted Stock Units granted under this Agreement may be transferred solely to a trust in which the Participant or the Participant’s spouse control the management of the assets. With respect to Restricted Stock Units, if any, that have been transferred to a trust, references in this Agreement to vesting related to such Restricted Stock Units shall be deemed to include such trust. Any transfer of Restricted Stock Units shall be subject to the terms and conditions of the Plan and this Agreement and the transferee shall be subject to the same terms and conditions as if it were the Participant. No interest of the Participant under this Agreement shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.

3.6 Adjustments. If there is any change in the Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares of Stock, or any similar change affecting the Stock the Committee will make appropriate and proportionate adjustments (including relating to the Stock, other securities, cash or other consideration which may be acquired upon vesting of the Restricted Stock Units) that it deems necessary to the number and class of securities subject to the Restricted Stock Units and any other terms of this Agreement. Any adjustment so made shall be final and binding upon the Participant.

3.7 No Right to Continued Performance of Services. The grant of the Restricted Stock Units does not confer upon the Participant any right to continue to be employed by the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) nor may it interfere in any way with the right of the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) for which the Participant performs services to terminate the Participant’s employment at any time.

3.8 Compliance With Law and Regulations. The grant and vesting of Restricted Stock Units and the obligation of the Company to issue shares of Stock under this Agreement are subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to the Participant and to approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (A) the listing of such shares on any stock exchange on which the Stock may then be listed and (B) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

3.9 Corporate Transaction. Upon the occurrence of a reorganization, merger, consolidation, recapitalization, or similar transaction, unless otherwise specifically prohibited under applicable laws or by the applicable rules and regulations of any governing governmental agencies or national securities exchanges, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of the Restricted Stock Units, including without limitation the following (or any combination thereof): (i) continuation or assumption of the Restricted Stock Units by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of an award with substantially the same terms for the Restricted Stock Units; (iii) accelerated vesting with respect to the Restricted Stock Units immediately prior to the occurrence of such event and payment to the Participant within thirty (30) days thereafter; and (iv) cancellation of all or any portion of the Restricted Stock Units for fair value (in the form of cash or its equivalent (e.g., by check), other property or any combination thereof) as determined in the sole discretion of the Committee and which value may be zero (if the value of the underlying stock is zero), and payment to the Participant within thirty (30) days thereafter.

4. Investment Representation. The Participant must, within five (5) days of demand by the Company furnish the Company an agreement satisfactory to the Company in which the Participant represents that the shares of Stock acquired upon vesting are being acquired for investment. The Company will have the right, at its election, to place legends on the certificates representing the shares of Stock so being issued with respect to limitations on transferability imposed by federal and/or state laws, and the Company will have the right to issue “stop transfer” instructions to its transfer agent.

5. Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as amended from time to time.

6. Withholding. The Company or any Parent or Subsidiary shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Stock Units awarded by this Agreement, their grant, vesting or otherwise, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes, which may include, without limitation, reducing the number of shares otherwise distributable to the Participant by the number of shares of Stock whose Fair Market Value is equal to the amount of tax required to be withheld by the Company or a Parent or Subsidiary as a result of the vesting or settlement or otherwise of the Restricted Stock Units.

In addition, the Company, on the grant date, made an estimated withholding payment on your behalf in connection with certain of your existing benefit withdrawal elections in calculating the number of Restricted Stock Units you were awarded. To the extent the actual amount withheld is different that the amount estimated, the Company will adjust the number of shares of Stock you are paid to account for the difference. Any adjustment so made shall be final and binding upon the Participant.

7. Notices. Any notice hereunder to the Company must be addressed to: MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: 2005 Omnibus Incentive Plan Administrator, and any notice hereunder to the Participant must be addressed to the Participant at the Participant’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given on personal delivery or three (3) days after being sent in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.

8. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any employment agreement between the Participant and the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) whether previously entered into, currently effective or entered into in the future that includes terms and conditions regarding equity awards) which relate to the subject matter hereof.

9. Waiver. No waiver of any breach or condition of this Agreement shall be deemed a waiver of any other or subsequent breach or condition whether of like or different nature.

10. Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Restricted Stock Units pursuant to this Agreement.

11. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.

12. Governing Law. The parties hereto agree that the validity, construction and interpretation of this Agreement shall be governed by the laws of the state of Nevada.

13. Arbitration. Except as otherwise provided in Exhibit A to this Agreement (which constitutes a material provision of this Agreement), disputes relating to this Agreement shall be resolved by arbitration pursuant to Exhibit A hereto.

14. Amendment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto; provided that the Company may alter, modify or amend this Agreement unilaterally if such change is not materially adverse to the Participant or to cause this Agreement to comply with applicable law.

15. Severability. The provisions of this Agreement are severable and if any portion of this Agreement is declared contrary to any law, regulation or is otherwise invalid, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.

16. Execution. Each party agrees that an electronic, facsimile or digital signature or an online acceptance or acknowledgment will be accorded the full legal force and effect of a handwritten signature under Nevada law. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

17. Variation of Pronouns. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

18. Tax Treatment; Section 409A. The Participant shall be responsible for all taxes with respect to the Restricted Stock Units. Notwithstanding the forgoing or any provision of the Plan or this Agreement:

18.1 The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision in order to comply with the requirements of Section 409A or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision. However, the Company makes no guarantee regarding the tax treatment of the Restricted Stock Units and none of the Company, its Parent, Subsidiaries or affiliates, nor any of their employees or representatives shall have any liability to the Participant with respect thereto.

18.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,”

such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

18.3 For purposes of Section 409A, the Participant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Units Agreement as of the date first written above.

MGM RESORTS INTERNATIONAL

By:

Name:

Title:

PARTICIPANT

By:

Name:

EXHIBIT A

ARBITRATION

This Exhibit A sets forth the methods for resolving disputes should any arise under the Agreement, and accordingly, this Exhibit A shall be considered a part of the Agreement.

1.Except for a claim by either Participant or the Company for injunctive relief where such would be otherwise authorized by law, any controversy or claim arising out of or relating to the Agreement or the breach hereof including without limitation any claim involving the interpretation or application of the Agreement or the Plan, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), to the extent not inconsistent with this paragraph. This Exhibit A covers any claim Participant might have against any officer, director, employee, or agent of the Company, or any of the Company’s subsidiaries, divisions, and affiliates, and all successors and assigns of any of them. The promises by the Company and Participant to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement.

2.Claims Subject to Arbitration. This Exhibit A contemplates mandatory arbitration to the fullest extent permitted by law. Only claims that are justiciable under applicable state or federal law are covered by this Exhibit A. Such claims include any and all alleged violations of any state or federal law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employees.

3.Non-Waiver of Substantive Rights. This Exhibit A does not waive any rights or remedies available under applicable statutes or common law. However, it does waive Participant’s right to pursue those rights and remedies in a judicial forum. By signing the Agreement and the acknowledgment at the end of this Exhibit A, the undersigned Participant voluntarily agrees to arbitrate his or her claims covered by this Exhibit A.

4.Time Limit to Pursue Arbitration; Initiation: To ensure timely resolution of disputes, Participant and the Company must initiate arbitration within the statute of limitations (deadline for filing) provided for by applicable law pertaining to the claim. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that the Company and Participant are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly. The parties agree that the aggrieved party must, within the time frame provided by this Exhibit A, give written notice of a claim pursuant to Section 7 of the Agreement. In the event such notice is to be provided to the Company, the Participant shall provide a copy of such notice of a claim to the Company’s Executive Vice President and General Counsel. Written notice shall identify and describe the nature of the claim, the supporting facts and the relief or remedy sought.

5.Selecting an Arbitrator: This Exhibit A mandates Arbitration under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) regarding employment disputes. The arbitrator shall be either a retired judge or an attorney experienced in employment law and licensed to practice in the state in which arbitration is convened. The parties shall select one arbitrator from among a list of three qualified neutral arbitrators provided by JAMS. If the parties are unable to agree on the arbitrator, each party shall strike one name and the remaining named arbitrator shall be selected.

6.Representation/Arbitration Rights and Procedures:

a.Participant may be represented by an attorney of his/her choice at his/her own expense.

b.The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. In all cases, this Exhibit A shall provide for the broadest level of arbitration of claims between the Company and Participant under Nevada or applicable federal law. The arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

c.The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.

d.The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.

e.The parties shall have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS. The arbitrator shall decide disputes regarding the scope of discovery and shall have authority to regulate the conduct of any hearing and/or trial proceeding. The arbitrator shall have the right to entertain a motion to dismiss and/or motion for summary judgment.

f.The parties shall exchange witness lists at least 30 days prior to the trial/hearing procedure. The arbitrator shall have subpoena power so that either Participant or the Company may summon witnesses. The arbitrator shall use the Federal Rules of Evidence. Both parties have the right to file a post hearing brief. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

g.Any arbitration hearing or proceeding shall take place in private, not open to the public, in Las Vegas, Nevada.

7.Arbitrator’s Award: The arbitrator shall issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award shall be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or the submission of post-hearing briefs if requested. The arbitrator may not award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision is final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

a.Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Exhibit A and to enforce an arbitration award.

b.In the event of any administrative or judicial action by any agency or third party to adjudicate a claim on behalf of Participant which is subject to arbitration under this Exhibit A, Participant hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Participant’s sole remedy with respect to any such claim shall be any award decreed by an arbitrator pursuant to the provisions of this Exhibit A.

8.Fees and Expenses: The Company shall be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, that if Participant is the party initiating the claim, Participant will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Participant is (or was last) employed by the Company. Participant and the Company shall each pay for their own expenses, attorney’s fees (a party’s responsibility for his/her/its own attorney’s fees is only limited by any applicable statute specifically providing that attorney’s fees may be awarded as a remedy), and costs and fees regarding witness, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, or if there is a written agreement providing for attorney’s fees and/or costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).

9.The arbitration provisions of this Exhibit A shall survive the termination of Participant’s employment with the Company and the expiration of the Agreement. These arbitration provisions can only be modified or revoked in a writing signed by both parties and which expressly states an intent to modify or revoke the provisions of this Exhibit A.

10.The arbitration provisions of this Exhibit A do not alter or affect the termination provisions of this Agreement.

11.Capitalized terms not defined in this Exhibit A shall have the same definition as in the Agreement to which this is Exhibit A.

12.If any provision of this Exhibit A is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Exhibit A. All other provisions shall remain in full force and effect.

ACKNOWLEDGMENT

BOTH PARTIES ACKNOWLEDGE THAT: THEY HAVE CAREFULLY READ THIS EXHIBIT A IN ITS ENTIRETY, THEY UNDERSTAND ITS TERMS, EXHIBIT A CONSTITUTES A MATERIAL TERM AND CONDITION OF THE RESTRICTED STOCK UNITS AGREEMENT BETWEEN THE PARTIES TO WHICH IT IS EXHIBIT A, AND THEY AGREE TO ABIDE BY ITS TERMS.

The parties also specifically acknowledge that by agreeing to the terms of this Exhibit A, they are waiving the right to pursue claims covered by this Exhibit A in a judicial forum and instead agree to arbitrate all such claims before an arbitrator without a court or jury. It is specifically understood that this Exhibit A does not waive any rights or remedies which are available under applicable state and federal statutes or common law. Both parties enter into this Exhibit A voluntarily and not in reliance on any promises or representation by the other party other than those contained in the Agreement or in this Exhibit A.

Participant further acknowledges that Participant has been given the opportunity to discuss this Exhibit A with Participant’s private legal counsel and that Participant has availed himself/herself of that opportunity to the extent Participant wishes to do so.

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